EXHIBIT V

EIB Group Reconciliation of the Consolidated Financial Statements of the EIB Group as at 31 December 2024 prepared in accordance with EU Accounting Directives and IFRS 1

EIB GROUP - EU ACCOUNTING DIRECTIVES TO IFRS RECONCILIATION

CONSOLIDATED BALANCE SHEET AS AT DECEMBER 31, 2024 (in EUR '000)

	EU Accounting Directives		Adjustment		IFRS	
		31.12.2024				31.12.2024
ASSETS			Impact	Ref.		
1. Cash in hand, balances with central banks and post office banks		104 678	0			104 678
2. Treasury bills and other bills eligible for refinancing with central banks		38 114 661	95 376	A.1, B.1, C		38 210 037
3. Loans and advances to credit institutions						
a) repayable on demand	1 659 548		0		1 659 548	
b) other loans and advances	40 118 741		84 690	A.2, B.4	40 203 431	
c) loans	89 491 989		82 001	A.2, B.4	89 573 990	
d) impairment on loans and advances, net of reversals	- 848		- 29 165	C	- 30 013	
		131 269 430				131 406 956
4. Loans and advances to customers						
a) other loans and advances	234 816		245	A.2, B.4	235 061	
b) loans	346 773 549		506 990	A.2, B.4	347 280 539	
c) impairment on loans and advances, net of reversals	- 617 456		79 834	C	- 537 622	
		346 390 909				346 977 978
5. Debt securities including fixed-income securities						
a) issued by public bodies	4 810 187		- 10 742	A.1, B.1, C	4 799 445	
b) issued by other borrowers	6 764 523		24 783	A.1, B.1, C	6 789 306	
		11 574 710				11 588 751
6. Shares and other variable-yield securities		12 161 034	9 571 929	B.2, B.3		21 732 963
7. Participating interests		540 637	- 540 637	B.3		0
8. Derivative assets			30 456 775	B.5		30 456 775
9. Property, furniture and equipment		349 844	144 109	G		493 953
10. Intangible assets		130 651	0			130 651
11. Other assets		353 259	105 661	B.5, H		458 920
12. Subscribed capital and reserves, called but not paid		159 848	2 926	I		162 774
13. Prepayments		18 560 040	- 18 253 604	A.1, A.2, A.4, B.1, B.4, B.5		306 436
14. Assets held for sale		0	115 859	B.6		115 859
TOTAL ASSETS		**559 709 701**	**22 437 030**			**582 146 731**
LIABILITIES AND EQUITY		**31.12.2024**	**Impact**	**Ref.**		**31.12.2024**
1. Amounts owed to credit institutions						
a) repayable on demand	750 387		0		750 387	
b) with agreed maturity or periods of notice	107 186		112	A.3	107 298	
		857 573				857 685
2. Amounts owed to customers						
a) repayable on demand	3 090 263		0		3 090 263	
b) with agreed maturity or periods of notice	120 487		21	A.3	120 508	
		3 210 750				3 210 771
3. Debts evidenced by certificates						
a) debt securities in issue	435 965 421		- 1 974 897	A.4	433 990 524	
b) others	6 886 266		1 183 947	A.4	8 070 213	
		442 851 687				442 060 737
4. Derivative liabilities		0	30 173 347	B.5		30 173 347
5. Other liabilities		4 259 526	745 408	A.2, B.5, E, G, H		5 004 934
6. Deferred income		16 689 029	- 15 936 974	A.1, A.2, A.3, A.4, B.1, B.4, B.5, F		752 055
7. Provisions						
a) pension plans and health insurance scheme	5 509 226		1 193 203	D	6 702 429	
b) provisions for guarantees issued and commitments	86 764		- 12 373	C	74 391	
		5 595 990				6 776 820
TOTAL LIABILITIES		**473 464 555**				**488 836 349**
8. Capital						
a) subscribed	248 795 607		0		248 795 607	
b) uncalled	- 226 604 892		0		- 226 604 892	
		22 190 715				22 190 715
9. Reserves						
a) reserve fund	24 879 561		0		24 879 561	
b) additional reserves	19 478 165		5 342 781	A-H	24 820 946	
c) fair value reserve	0		1 277 500	A.4, B.2, B.5	1 277 500	
d) special activities reserve	12 665 555		0		12 665 555	
e) general loan reserve	2 281 423		0		2 281 423	
		59 304 704				65 924 985
10. Profit for the financial year		3 045 751	703 052	A-I		3 748 803
11. Non-controlling interests		1 703 976	- 258 097	E		1 445 879
TOTAL EQUITY		**86 245 146**				**93 310 382**
TOTAL LIABILITIES AND EQUITY		**559 709 701**	**22 437 030**			**582 146 731**

2

EIB GROUP - EU ACCOUNTING DIRECTIVES TO IFRS RECONCILIATION
CONSOLIDATED INCOME STATEMENT FOR THE PERIOD ENDED DECEMBER 31, 2024 (in EUR '000)

	EU Accounting Directives		Adjustment			IFRS
		2024	Impact	Ref.		2024
1. Interest and similar income		27 447 170	- 729 357	A.1, A.2, B.1, B.4, B.5	26 717 813	
2. Interest expense and similar charges		- 23 874 576	301 852	A.4, B.5, D, E, G, I	- 23 572 724	
Net interest income						3 145 089
3. Fee and commission income		753 682	5 820	F	759 502	
4. Fee and commission expense		- 315 508	0		- 315 508	
Net fee and commission income						443 994
5. Income from shares and other variable-yield securities		998 419	0			998 419
6. Result on financial operations		- 12 998	917 289	A.1, A.2, A.4, B.1, B.2, B.3, B.4, B.5, G, H		904 291
7. Net other operating income and expense		170	0			170
8. Change in impairment on loans and advances and provisions for guarantees, net of reversals		- 190 903	180 972	C, H		- 9 931
9. Change in impairment on transferable securities held as financial fixed assets, shares and other variable-yield securities, net of reversals		- 6 125	4 227	C, B.3		- 1 898
10. General administrative expenses						
a) staff costs	- 1 135 127		- 141	D	- 1 135 268	
b) other administrative expenses	- 435 976		46 759	G	- 389 217	
		- 1 571 103				- 1 524 485
11. Depreciation and amortisation: property, furniture and equipment and intangible assets						
a) property, furniture and equipment	- 32 480		- 39 264	G	- 71 744	
b) intangible assets	- 51 967		0		- 51 967	
		- 84 447				- 123 711
12. Profit for the financial year		3 143 781	688 157			3 831 938
Attributable to:						
Non-controlling interests		98 030	- 14 895	E		83 135
Equity holders of the Bank		3 045 751	703 052			3 748 803

3

Valuation and income recognition differences between IFRS and EU Accounting Directives A 1 Debt securities portfolio Under EU Accounting Directives, debt securities portfolios are recorded at purchase price and measured at amortised cost (with the exception of the Securities Liquidity Portfolio). Accrued interest is recorded under consolidated balance sheet item "Prepayments and accrued income". Accrued retrocessions and up-front fees are recorded under consolidated balance sheet item "Accruals and deferred income". Under IFRS, the Group applies fair value hedge accounting for eligible hedged debt securities. The carrying amount of these securities is adjusted for the fair value attributable to the risk being hedged. Economically hedged debt securities that cannot be included in hedge accounting are designated irrevocably on initial recognition to the fair value option and are measured at fair value through profit or loss. Accrued interest less accrued retrocessions and unamortized up-front fees are reported on the consolidated balance sheet within the balance of the instrument to which it relates. In case of debt securities classified at amortised cost, the difference between the entry price and the redemption value is amortised in accordance with the effective interest rate method over the remaining life of the securities under "Interest receivable and similar income". Changes in fair value and hedge fair values of hedged debt securities are recognised in the consolidated income statement under "Result on financial operations". 2 Loans and advances Under EU Accounting Directives, all loans and advances are carried at amortised cost. Accrued interest is recorded under consolidated balance sheet items "Prepayments and accrued income" or "Accruals and deferred income". The up-front fees on loans are amortised and recognised in the consolidated profit and loss account under "Interest receivable and similar income". Under IFRS, the Group applies fair value hedge accounting (FVH) and cash flow hedge accounting (CFH) to eligible hedged loans. The carrying amount of the loans that are in FVH relationship is adjusted for the fair value attributable to the risk being hedged. Economically hedged loans that cannot be included in hedge accounting are designated irrevocably on initial recognition to the fair value option and are measured at fair value through profit or loss (FVTPL). Changes in fair value of FVTPL loans and in hedge fair value for those in FVH relationship are recognised in the consolidated income statement under "Result on financial operations". Accrued interest is reported on the consolidated balance sheet within the balance of the asset to which it relates. Accrued interest on loans and advances, which are credit impaired, are reversed under "Interest receivable and similar income". Under IFRS the up-front fees on loans: · are recognised immediately under "Result on financial operations" in the consolidated income statement for the loans that are designated to the fair value option; · are amortised over the maturity of the loan and recognised in consolidated balance sheet under "Loans and advances to credit institutions and customers" for the loans that are designated to fair value hedge accounting and/or amortised cost. Under IFRS, a substantial contractual modification on the cash flows of a financial asset measured at amortised cost leads to the recording of the new financial asset at its fair value, and the recording of the net modification gain or loss impact in the consolidated income statement under "Result on financial operations". Transitory accounts on loans are reclassified from "Other liabilities" to the loan balance to which they relate. 3 Amounts owed to credit institutions and to customers Under EU Accounting Directives, "Amounts owed to credit institutions and to customers" is presented in the consolidated balance sheet at redemption amounts. Interest on amounts owed to credit institutions and to customers is recorded in the consolidated profit and loss account on an accrual basis as "Interest payable and similar charges" or "Interest receivable and similar income" if interest is negative. Accrued interest is included in "Accruals and deferred income". Under IFRS, "Amounts owed to credit institutions and to customers" are presented in the consolidated balance sheet at amortised cost. Interest on amounts owed to credit institutions and to customers is recorded in the consolidated income statement as "Interest expense and similar charges" or "Interest and similar income" using the effective interest method. Accrued interest is reported on the consolidated balance sheet within the balance of the instrument to which it relates. 4 Debts evidenced by certificates Under EU Accounting Directives, debts evidenced by certificates are recorded at amortised cost. Accrued interest is recorded under consolidated balance sheet item "Accruals and deferred income". Issuance fees and redemption premiums or discounts, which are recorded under "Prepayments and accrued income" or "Accruals and deferred income", are amortised on a straight-line basis and subsequently recognised in the consolidated profit and loss account under "Interest payable and similar charges". Under IFRS, the Group applies fair value hedge accounting to a significant portion of its hedged issued debt whenever these are eligible. The carrying amount of these debts evidenced by certificates is adjusted for the fair value attributable to the risk being hedged. Economically hedged debts evidenced by certificates that cannot be included in hedge accounting are designated irrevocably on initial recognition to the fair value option and measured at fair value through profit or loss (FVTPL). Changes in fair value of FVTPL debt evidenced by certificates and in hedge fair values of those under fair value hedge accounting, are recognised in the consolidated income statement under "Result on financial operations". Accrued interest is reported on the consolidated balance sheet within the balance of the debt instrument to which it relates. Issuance fees and redemption premiums or discounts are reported on the consolidated balance sheet within the caption of the instrument to which they relate and are amortised over the period to maturity of the related debts evidenced by certificates using the effective interest method, unless those debts evidenced by certificates are measured at fair value through profit or loss, in which case the issuance fees, premiums/discounts and redemption premiums are recognised immediately in the consolidated income statement under "Result on financial operations". For debts evidenced by certificates designated to the fair value option, own credit adjustment ("OCA"), reflecting own credit risk as per IFRS 13, is calculated and the respective changes are recorded in "Other comprehensive income" ("OCI") in the "Fair value reserve". Under IFRS, the Group has one transaction that meets the offsetting of financial assets and financial liabilities criteria. B 1 Debt securities portfolio Under EU Accounting Directives, debt securities portfolios, with the exception of the Securities Liquidity Portfolio, are recorded at purchase price and measured at amortised cost. Securities Liquidity Portfolio debt securities are carried at fair value. Changes in fair value are reflected directly in consolidated income statement under "Result on financial operations". Accrued interest is recorded under consolidated balance sheet items "Prepayments and accrued income" and "Accruals and deferred income". Under IFRS, some debt securities are not eligible for amortised cost and consequently must be carried at fair value with changes in fair value reflected directly in profit or loss. Changes in fair value of these debt securities are recognised in the consolidated income statement under "Result on financial operations". Accrued interest is reported on the consolidated balance sheet within the balance of the instrument to which they relate, while any related fees are recognised immediately under "Result on financial operations" in the consolidated income statement. Financial assets and liabilities designated at fair value through profit or loss or carried at amortised cost (including hedge accounting) Financial assets and liabilities classified mandatorily at fair value through profit or loss or designated at fair value through other comprehensive income 4

2 Shares and other variable-yield securities Under EU Accounting Directives, shares and other variable-yield securities are initially recorded at acquisition cost reduced by any reflow resulting from repayments. Their carrying value is subsequently adjusted to the lower of cost or market value at each balance sheet date. Respective value adjustments are recorded under "Result on financial operations". Under IFRS, shares and other variable-yield securities are carried at fair value with changes in fair value reflected directly in the consolidated income statement under "Result on financial operations", except of the investment in European Bank for Reconstruction and Development ("EBRD") whose fair value changes are reflected in OCI under "Fair value reserve". 3 Participating interests Under EU Accounting Directive, "Participating interests" are accounted for using the equity method as defined under EU-AD based on methods consistent with the Group’s accounting policies. Respective value adjustments are recorded under "Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests". Under IFRS, participating interests are included within "Shares and other variable-yield securities" and respective fair value adjustments are recorded in "Result on financial operations". 4 Loans and advances Under EU Accounting Directives, all loans and advances are carried at amortised cost. Accrued interest is recorded under consolidated balance sheet items "Prepayments and accrued income" or "Accruals and deferred income". The up-front fees on loans are amortised and recognised in the consolidated profit and loss account under "Interest receivable and similar income". Under IFRS, loans that are not eligible for amortised cost, are classified as measured at fair value through profit or loss. The up-front fees on these loans are recognised at inception under "Result on financial operations" in the consolidated income statement. Changes in fair value of loans are recognised in the consolidated income statement under "Result on financial operations". 5 Derivative assets and liabilities a Treasury derivatives Under EU Accounting Directives, derivative instruments in the Securities Liquidity Portfolio are marked to market and recorded under "Other assets" or "Other liabilities". Interest accrued under derivative instruments is presented under "Prepayments and accrued income" or "Accruals and deferred income". Under IFRS, all derivative assets and derivative liabilities are recognised on the consolidated balance sheet and measured at fair value through profit or loss. Accrued interest is reported on the consolidated balance sheet within the balance of the instrument to which it relates. Credit valuation adjustment ("CVA"), Debit valuation adjustment ("DVA") and Collateral Value adjustment ("CollVA") are included in the fair valuation of derivatives. Changes in fair value of derivatives are recognised in the consolidated income statement under "Result on financial operations". b Derivatives and hedging activities Under EU Accounting Directives, hedging derivative instruments are not recognised on balance sheet. They are reported off balance sheet at nominal amount. Interest accrued under derivative instruments is presented under "Prepayments and accrued income" or "Accruals and deferred income". Up-front fees, redemption premiums or premiums/discounts are amortised over the period to maturity of the related derivatives under "Interest payable and similar charges". In case of currency swaps, the revaluation of the spot leg of a currency swap is neutralised in "Accruals and deferred income" or "Prepayments and accrued income". Under IFRS, all derivative assets and derivative liabilities are recognised on balance sheet and measured at fair value through profit or loss. Accrued interest is reported on the consolidated balance sheet within the balance of the instrument to which it relates. CVA, DVA and CollVA are included in the fair valuation of derivatives. Changes in fair value of derivatives are recognised in the consolidated income statement under "Result on financial operations". The amortisation of premiums and discounts of FX swaps and FX forwards are recorded under "Result on financial operations". For derivatives used in fair value hedge accounting (FVH), the gain or loss of the designated part of the hedging instrument is recognised in the consolidated income statement. In addition, the Group separates the fair value of the foreign currency basis spread ("CBS") from the hedging instruments and applies a dedicated accounting treatment. The initial CBS amount, measured at the date of designation, is recorded under OCI and is amortised linearly over the residual lifetime of the hedge in the consolidated income statement. Subsequent changes in the fair value of the CBS are recognised directly in OCI. For derivatives used in cash flow hedge accounting (CFH), the gain or loss on the effective portion of the hedging instrument is recognised under OCI. When cash flows relating to the hedged items (e.g. interest income) are reported in the income statement, amounts in OCI are reclassified to the consolidated income statement. For derivatives used in fair value hedge accounting, up-front fees or redemption premiums are amortised over the period to maturity of the related derivative using the effective interest method under "Interest payable and similar charges", unless these derivatives are not designated to hedge accounting, in which case they are recognised immediately under "Result on financial operations". Under IFRS, the Group has two transactions that meet the offsetting of financial assets and financial liabilities criteria. 6 Assets held for sale Under EU Accounting Directives, assets held for sale are presented and measured in line with the nature of the underlying asset. Under IFRS, the Group presented as assets held for sale those financial assets, which are subject to secondary sales. These financial assets continue to be measured in accordance with IFRS 9. However, in line with the provisions of IFRS 5, they are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use. C Under EU Accounting Directives, value adjustments on loans and advances are recorded where: (i) there is a risk of non-recovery of all or part of their amounts, or (ii) to capture loans in the portfolio which are impaired but have not yet been identified as such or for losses which have been incurred but not yet reported. These value adjustments are accounted for in the consolidated profit and loss account as "Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities" and are deducted from the appropriate asset items on the consolidated balance sheet. Value adjustments for debt securities are recorded, if these are other than temporary, or to capture debt securities which are impaired but have not yet been identified as such or for losses which have been incurred but not yet reported. These value adjustments are accounted for in the consolidated profit and loss account under "Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests" and are deducted from the appropriate asset items on the consolidated balance sheet. Under IFRS, the Group is required to recognise a loss allowance for all loans and debt securities measured at amortised cost as well as for off-balance sheet loan commitments. This allowance is based on either lifetime Expected Credit Loss ("ECL"), if there has been a significant increase in credit risk since initial recognition or the instrument is considered as being credit-impaired or otherwise on 12-months ECL. Depending on the nature of the financial instrument, the ECL allowances are deducted from the appropriate asset items on the consolidated balance sheet. For off-balance sheet items, a provision for credit loss is reported under "Provisions b) provisions for guarantees issued and commitments". Impairment of financial assets measured at amortised cost and loan commitments 5

Changes in the ECL allowances are recorded in the consolidated income statement either under: · "Change in impairment on loans and advances and provisions for guarantees, net of reversals" for loans and loan commitments or; · "Change in impairment on transferable securities held as financial fixed assets, shares and other variable - yield securities, net of reversals" for debt securities. D Under EU Accounting Directives, the 10% corridor approach is adopted, whereby cumulative current year actuarial gains or losses in excess of 10% of the commitments for retirement benefits are recognised over a period of 7 years on a straight-line basis in "General administrative expenses a) staff costs". Under IFRS, the Group applies IAS 19 revised for determining the income or expense related to its post-employment defined benefit plans. Cumulative actuarial surpluses and deficits are recognised in full in OCI under "Additional reserves". Adjustments to staff costs are recognised under "General administrative expenses a) staff costs" and adjustments to interest cost under "Interest expense and similar charges". E The Bank and the European Investment Fund (the "EIF") together are defined as the Group. The Bank granted a put option to the minority shareholders, other than EC, on their entire holding of its subsidiary, the EIF. Under EU Accounting Directives, the non-controlling interests are recorded separately in the consolidated balance sheet under "Equity attributable to minority interest" while the put option is recorded in the consolidated off-balance sheet of the Group. Under IFRS, the non-controlling interests are reclassified and a corresponding financial liability in the amount of the fair value of the option’s exercise price is recognised under "Other liabilities" and attributed to owners of the parent. Subsequently, this financial liability is measured in accordance with IFRS 9, i.e. any changes in the fair value of the financial liability subsequent to the acquisition date are recognised in the consolidated income statement under "Interest expense and similar charges". Any excess or deficit of non-controlling interests over the agreed price is reversed to "consolidated reserves". F The Group recognises under EU Accounting Directives and IFRS fee and commission income from revenues that are satisfied over time on an accrual basis over the service period. Fee and commission income earned from providing or fulfilling point-in-time services (e.g. performance-linked) is recognised when the service has been completed. For certain mandates, the Group has established a deferred income policy in order to address the misalignment between the receipt of income and the services/cost incurred by the Group during the lifetime of the respective mandate. Corresponding adjustments are recorded in the consolidated balance sheet under "Deferred income" and released against "Fee and commission income". Under EU Accounting Directives, this deferral mechanism is only applied prospectively over time, i.e. recognising deferred revenue of the financial year, while under IFRS, the Group used the modified retrospective approach, i.e. recognising the cumulative impact at transition to IFRS 15 in equity. This resulted in a different stock of deferred income and corresponding amounts of revenue to be recorded over the individual years. G Under EU Accounting Directives, the rental charges are recorded under "General administrative expenses b) other administrative expenses". In accordance with IFRS 16, the Group assesses whether a contract is a lease or not. In the case of lease, the Group recognises a right-of-use asset and a lease liability, except for those that are covered by the recognition exemptions (short-term leased assets and low value leased assets based on their original value, when new). The above-mentioned right-of-use assets are recognised under "Property, furniture and equipment" and corresponding lease liability is recognised under "Other liabilities". Subsequently, the Group carries the right-of-use asset applying a cost model, depreciating the right-of-use asset from the commencement date to the end of the lease agreements and assessing for any impairment, on an annual basis. The depreciation for the right-of-use assets is recorded under "Depreciation and amortisation: property, furniture and equipment and intangible assets a) property, furniture and equipment". The lease liability carrying amount is adjusted to reflect the lease payments made and interest from unwind of lease liability, with further re-measurements to reflect any reassessment or lease modifications. The interest from unwind of lease liability is recorded in the consolidated income statement under "Interest expense and similar charges". The revaluation result is recorded in the consolidated income statement under "Result on financial operations". H Under EU Accounting Directives, net liabilities from financial guarantees are presented in the consolidated balance sheet under "Provisions b) provision in respect of guarantee operations". Unrealised gains representing the excess of the net present value of expected future premium inflows over the amount of the excepted payment obligations remain unrecognised. Any increase or decrease in the net liability is recognised in the consolidated profit and loss account under "Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities". Under IFRS, net unrealised gains from financial guarantees are recorded in the consolidated balance sheet under "Other assets" in case the measurement of a financial guarantee contract results in a net asset position. In case the measurement of a financial guarantee contract results in a net liability position, contracts for which the amortised initial NPV is higher than the 12-months ECL or lifetime ECL, are presented under "Other liabilities". Guarantee contracts that are credit-impaired and for which a loss allowance based on lifetime ECL is recognised, are presented under "Provisions for guarantees issued and commitments". Any increase or decrease in the "Other assets" or "Other liabilities" relating to financial guarantees is recognised in the consolidated income statement under "Result on financial operations". Any increase or decrease in the "Provisions for guarantees issued and commitments" relating to financial guarantees other than the settlement of guarantee calls is recognised in the consolidated income statement under "Change in impairment on loans and advances and provisions for guarantees, net of reversals". I Under EU Accounting Directives, the caption "Subscribed capital and reserves, called but not paid" contains the future payments from Poland and Romania following their capital increase on March 1, 2020. Under IFRS, these future payments are discounted using a discounted cash flow method. The discounting impact was initially reported under "Interest and similar income" and its amortisation is under "Interest expense and similar charges". Leases Financial Guarantee Contracts Subscribed capital and reserves, called but not paid Pension funds Non-controlling interests adjustment Fee and commission income 6